Exhibit 99.1

   Angelica Announces Second Quarter Fiscal 2005 Financial Results; Revenues Increase 37.7% but Energy Costs and Strike Threat Hurt Earnings

    ST. LOUIS--(BUSINESS WIRE)--Sept. 7, 2005--Angelica Corporation (NYSE:AGL), a leading provider of healthcare linen management services, today announced second quarter and first half fiscal year 2005 financial results for the period ended July 30, 2005.

    Second Quarter Ended July 30, 2005

    Net revenues for the second quarter of fiscal 2005 were $107.2 million, a 37.7% increase from $77.9 million in second quarter of fiscal 2004. Acquisitions, net of divestitures, added $27.8 million of the $29.3 million increase in fiscal second quarter 2005 revenue, or 35.7%. Organic growth year-over-year was $1.5 million, accounting for 2.0% of the increase in revenues.
    Gross profit for the second quarter of fiscal 2005 was $13.6 million, an 8.4% increase from $12.5 million in the second quarter of fiscal 2004. The $1.1 million increase in gross profit reflects higher revenues being offset primarily by production payroll costs increasing as a percent of revenue by 2.1% and natural gas and delivery fuel costs increasing as a percent of revenue by 1.1% versus the prior year comparable period. For reference, the production payroll cost increase includes higher workers' compensation expense and increased payroll related to labor strike contingency planning, as well as costs associated with the consolidation of our Vallejo facility into other Northern California plants necessitated by an eminent domain proceeding. Savings in linen procurement mostly offset other cost increases in plant security, operating supplies, repairs and fixed expenses. As a result, gross profit margin was 12.6% in second quarter fiscal 2005, down 3.5 points from 16.1% in second quarter fiscal 2004.
    Selling, general and administrative (SG&A) expenses in second quarter fiscal 2005 were $13.0 million, up 28.6% from $10.1 million in second quarter fiscal 2004. Second quarter fiscal 2005 SG&A included $0.4 million of management transition expense related to the senior management change, $0.6 million of legal expenses associated with the union settlement and $0.4 million of expenses associated with a financing alternative that the Company did not complete after determining it was not the most favorable option. Second quarter of fiscal 2004 included $0.3 million of union related SG&A expenses. Nevertheless, second quarter SG&A decreased by 90 basis points as a percent of revenue to 12.1% in fiscal 2005, compared to 13.0% in fiscal 2004, due to increased revenues and ongoing efforts to control operating costs.
    Other operating expense for second quarter fiscal 2005 was $0.4 million compared to other operating income of $1.3 million in second quarter fiscal 2004, a difference of $1.7 million. Second quarter fiscal 2005 includes $1.1 million of amortization expense related to recent acquisitions, compared to $0.2 million of amortization in second quarter fiscal 2004. Second quarter fiscal 2005 also included a $0.5 million gain on the sale of non-healthcare business compared to a $1.3 million gain on the sale of non-healthcare business in second quarter fiscal 2004.
    Interest expense for second quarter fiscal 2005 was $1.8 million compared to $0.3 million in second quarter fiscal 2004 due to higher borrowings for acquisitions and higher interest rates.
    Net loss from continuing operations for second quarter fiscal 2005 was $0.9 million, or $0.10 per diluted share, compared to net income of $2.8 million, or $0.30 per diluted share in second quarter of fiscal 2004.

    First Six Months Ended July 30, 2005

    For the first six months of fiscal 2005 ended July 30, 2005, net revenues were $209.8 million, a 34.9% increase from $155.6 million in fiscal 2004. Acquisitions, net of divestitures, added $49.5 million to the first six months fiscal 2005 revenue, a 31.8% increase. Organic growth year-over-year was $4.7 million, a 3.1% increase in revenues.
    Gross profit for the first six months of fiscal 2005 was $29.1 million, a 17.9% increase from $24.7 million in fiscal 2004. The $4.4 million increase in gross profit reflects higher revenues being offset primarily by production payroll costs increasing as a percent of revenue by 1.7% and natural gas and delivery fuel costs increasing as a percent of revenue by 1.0% versus the prior year comparable period. For reference, the production payroll cost increase includes higher workers' compensation expense and increased payroll related to labor strike contingency planning, as well as costs associated with the closure of the Vallejo facility as a result of an eminent domain proceeding. Savings in linen procurement costs mostly offset other cost increases in plant security, operating supplies, repairs and fixed expenses. Gross profit margin was 13.9% in the first six months of fiscal 2005, down 2.0 points from 15.9% in fiscal 2004.
    Selling, general and administrative (SG&A) expenses in the first six months of fiscal 2005 were $25.6 million, up 26.5% from $20.3 million in the first six months of fiscal 2004. First six months fiscal 2005 SG&A included $0.4 million of management transition expense related to the senior management change, $0.8 million of legal expenses associated with the union settlement, and $0.4 million of expenses associated with the financing alternative that the Company chose not to complete. First six months fiscal 2004 included $0.5 million of union related SG&A expenses. Nevertheless, first six months SG&A decreased by 80 basis points as a percent of revenue to 12.2% in fiscal 2005, compared to 13.0% in the same period fiscal 2004, due to increased revenues and ongoing efforts to control operating costs.
    Other operating expense for the first six months of fiscal 2005 was $1.2 million compared to other operating income of $1.1 million in the first six months of fiscal 2004, a difference of $2.3 million. First six months fiscal 2005 include $1.9 million of amortization expense related to recent acquisitions, compared to $0.5 million of amortization in first six months fiscal 2004. First six months fiscal 2005 also included a $0.5 million gain on the sale of non-healthcare business compared to a $1.3 million gain on the sale of non-healthcare business in first six months fiscal 2004.
    Interest expense for the first six months of fiscal 2005 was $2.9 million compared to $0.6 million in the first six months of fiscal 2004 due to higher borrowings for acquisitions and higher interest rates.
    Net income from continuing operations for first six months fiscal 2005 was $0.1 million, or $0.01 per diluted share, compared to $5.3 million, or $0.58 per diluted share in first six months fiscal 2004.
    Commenting on the results, Steve O'Hara, CEO, said, "While pleased with our revenue growth and operating programs to control costs, we are disappointed that these were overshadowed by energy prices and four events that, while improving our long-term outlook, had a negative impact on second quarter earnings. First, hiring our new President & COO, Dave Van Vliet, while strengthening our ability to achieve our long-term goals, created a $0.4 million transition charge in the second quarter. Second, signing a ten year labor peace agreement and settling seven open plant contracts in June with UNITE HERE resolved an 18 month labor dispute which cost us $1.0 million in second quarter and $1.5 million in the first six months. Third, though necessitated by an eminent domain proceeding, the move to consolidate our Vallejo, California plant into our newly acquired Turlock and Sacramento facilities strengthens us longer term. After a profitable fiscal 2004, Vallejo lost $0.7 million in the first six months of fiscal 2005 completing this transition. Fourth, signing our new senior credit facility provides greater flexibility and room for growth, but we wrote off $0.4 million of costs in the second quarter associated with the alternate financing arrangement that we chose not to complete. While these four events negatively impacted our second quarter, we ended the quarter with a new president leading a more integrated plant network, with long-term labor peace and a strong credit facility in place."
    Mr. O'Hara continued, "These costs and the significant increases in natural gas and delivery fuel costs constrained our ability to expand plant income as we would have liked. While the costs associated with labor peace, senior management change, refinancing and the Vallejo transition are behind us now, high energy prices are expected to impact gross margins during the balance of the year and into early FY06, given the recent price increases following Hurricane Katrina. In addition, costs incurred in connection with the consolidation of our two Dallas facilities in the third quarter fiscal 2005 and a planned fourth quarter reorganization to heighten customer service are expected to negatively impact second half gross margins in fiscal 2005 while resulting in future cost improvements. Although we continue to make good progress in our key initiatives to strengthen gross margins, especially in linen procurement, we now project for the year to have gross margins below last year's 15.5% as market pricing has yet to catch up to higher energy costs.
    "To be more specific, we estimate that revenues for fiscal year 2005 will be approximately $420 million, excluding the benefit from any future acquisitions. However, we expect the first half transition costs, planned second half consolidations and the continuing effect of higher energy prices to yield fiscal 2005 gross margin between 13.0% and 13.5% of revenues. The net result is that we estimate FY05 earnings per share from continuing operations (EPS) to be between $0.00 and $0.20. Longer term, we remain committed to improving our gross margins to the 20% level and believe our current plans to do so are appropriate. We expect to see significant improvement in gross margin during FY06 but now target the 20% gross margin goal for FY08, after the competitive marketplace fully reflects current energy costs in pricing proposals."

    Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. More information about Angelica is available on its website, www.angelica.com.

    Forward-Looking Statements

    Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, ability to mitigate work disruptions at our plants arising from work interruptions or stoppages, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, the ability of the Company to recover its seller note and avoid future lease obligations as part of its sale of Life Uniform, the ability of the Company to accomplish its strategy of redirecting its resources to its healthcare linen management business in a timely and financially advantageous manner, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of certain expense reduction initiatives, the ability to obtain financing in required amounts and at appropriate rates and terms, the ability to identify, negotiate, fund, consummate and integrate acquisitions, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.


Unaudited results for second quarter and six months ended July 30, 2005 compared with same period ended July 31, 2004
(dollars in thousands, except per share amounts):

                   Second Quarter Ended         First Half Ended
                -------------------------- ---------------------------
                July 30,  July 31, Percent July 30,  July 31,  Percent
                  2005     2004    Change    2005      2004    Change
                --------- -------- ------- --------- --------- -------
Continuing
 Operations:
Net revenues    $107,240  $77,864    37.7% $209,820  $155,594    34.9%
Cost of
 services        (93,678) (65,354)   43.3% (180,724) (130,917)   38.0%
                --------- -------- ------- --------- --------- -------
   Gross profit   13,562   12,510     8.4%   29,096    24,677    17.9%
Selling, general
 and
 administrative
 expenses        (12,980) (10,095)   28.6%  (25,643)  (20,275)   26.5%
Amortization of
 other acquired
 assets           (1,053)    (229)  359.8%   (1,864)     (454)  310.6%
Other operating
 income, net         682    1,545   -55.9%      630     1,516   -58.4%
                --------- -------- ------- --------- --------- -------
   Income from
    operations       211    3,731   -94.3%    2,219     5,464   -59.4%
Interest
 expense          (1,756)    (301)  483.4%   (2,906)     (581)  400.2%
Non-operating
 income, net         258        2       nm      797     2,102   -62.1%
                --------- -------- ------- --------- --------- -------
   (Loss) income
    from
    continuing
    operations
    pretax        (1,287)   3,432       nm      110     6,985   -98.4%
Benefit
 (provision) for
 income taxes        353     (661)      nm      (24)   (1,691)  -98.6%
                --------- -------- ------- --------- --------- -------
(Loss) income
 from continuing
 operations         (934)   2,771       nm       86     5,294   -98.4%
                --------- -------- ------- --------- --------- -------

Discontinued
 Operations:
Loss from
 operations of
 discontinued
 segment, net
 of tax                -   (1,307)      nm        -      (635)      nm
Gain (loss) on
 disposal of
 discontinued
 segment, net
 of tax                -       56       nm        -    (3,008)      nm
                --------- -------- ------- --------- --------- -------
Loss from
 discontinued
 operations            -   (1,251)      nm        -    (3,643)      nm
                --------- -------- ------- --------- --------- -------
Net (loss)
 income            $(934)  $1,520       nm      $86    $1,651   -94.8%
                ========= ======== ======= ========= ========= =======

Basic (loss)
 earnings per
 share:
   (Loss) income
    from
    continuing
    operations    $(0.10)   $0.31       nm    $0.01     $0.60   -98.3%
   Loss from
    discontinued
    operations         -    (0.14)      nm        -     (0.41)      nm
                --------- -------- ------- --------- --------- -------
Net (loss)
 income           $(0.10)   $0.17       nm    $0.01     $0.19   -94.7%
                ========= ======== ======= ========= ========= =======

Diluted (loss)
 earnings per
 share:
   (Loss) income
    from
    continuing
    operations    $(0.10)   $0.30       nm    $0.01     $0.58   -98.3%
   Loss from
    discontinued
    operations         -    (0.13)      nm        -     (0.40)      nm
                --------- -------- ------- --------- --------- -------
Net (loss)
 income           $(0.10)   $0.17       nm    $0.01     $0.18   -94.4%
                ========= ======== ======= ========= ========= =======


Unaudited condensed balance sheets as of July 30, 2005 and January 29,
2005
(dollars in thousands):

                                                 July 30,  January 29,
                                                    2005      2005
                                                  --------  --------
ASSETS
--------
Current Assets:
  Cash and short-term investments                $    658  $    926
  Receivables, less reserves of $806 and $510      57,160    44,454
  Linens in service                                43,892    38,846
  Prepaid expenses and other current assets         2,602     3,817
  Deferred income taxes                             5,319     5,386
                                                  --------  --------
    Total Current Assets                          109,631    93,429
Property and Equipment, net                       108,731   101,665
Goodwill                                           50,584    31,272
Other Acquired Assets                              42,705    24,860
Other Long-Term Assets                             14,863    37,727
                                                  --------  --------

Total Assets                                     $326,514  $288,953
                                                  ========  ========

LIABILITIES AND SHAREHOLDERS' EQUITY
---------------------------------------------------
Current Liabilities:
  Current maturities of long-term debt           $ 10,419  $    419
  Accounts payable                                 17,009    16,865
  Accrued wages and other compensation              5,792     5,145
  Other accrued liabilities                        34,092    33,289
                                                  --------  --------
    Total Current Liabilities                      67,312    55,718
Long-Term Debt, less current maturities            93,301    67,811
Other Long-Term Obligations                        13,619    14,068
Shareholders' Equity                              152,282   151,356
                                                  --------  --------

Total Liabilities and Shareholders' Equity       $326,514  $288,953
                                                  ========  ========

    CONTACT: Angelica Corporation
             Jim Shaffer or Colleen Hegarty, 314-854-3800 www.angelica.com or
             Integrated Corporate Relations, Inc.
             John Mills, 310-395-2215